COMMUNICATION TO DUE DILIGENCE OFFICERS AND FINANCIAL ADVISORS AFFILIATED WITH AMERICAN REALTY CAPITAL TRUST V, INC. SELLING GROUP MEMBERS

NOT FOR FURTHER DISTRIBUTION

We are writing to inform you that, through today, August 30, 2013, American Realty Capital Trust V, Inc. (“ARCT V”) has raised approximately $1.2 billion of its $1.7 billion offering of common stock (not including amounts available under the $350 million ARCT V distribution reinvestment plan). Accordingly, on August 25, 2013, ARCT V's board allocated any unissued shares of common stock under the distribution reinvestment plan to ARCT V's primary offering.

As previously communicated, the ARCT V offering will close on September 18, 2013. Subscriptions must be received in good order by ARCT V by October 31, 2013 and must be dated no later than September 18, 2013. ARCT V’s board of directors approved the close of the offering and the reallocation of unissued shares of common stock under its distribution reinvestment plan in light of ARCT V’s equity raised to date, efficient capital deployment and robust pipeline and the need for an orderly close to the offering.

Your firm has been an important part of the selling group and we appreciate your efforts to support ARCT V’s fundraising. Over the coming weeks we will provide you with regular updates on the status of ARCT V's offering.

Please contact us at 877-373-2522 with any questions on this information.

Have a great Labor Day Weekend!

Best,

Michael Weil
Chief Executive Officer

Louisa Quarto
President

Not For Further Distribution
Please do not forward this electronic communication.

Copyright (C) 2013 Realty Capital Securities, LLC All rights reserved.

Realty Capital Securities, LLC (Member FINRA/SIPC), is the dealer manager for ARCT V. This is neither an offer to sell or a solicitation of an offer to buy the securities described herein. An offering is made only by the prospectus.

To obtain a prospectus for the ARCT V offering, please contact Realty Capital Securities, LLC (Member FINRA/SIPC), Three Copley Place, Suite 3300, Boston, MA 02116, 877-373-2522.